Exhibit 99.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
     The Rights Agreement, dated as of April 25, 1996, as amended (the “Rights Agreement”), by and between Dana Corporation, a Virginia corporation (the “Company”), and The Bank of New York, successor to Mellon Investor Services LLC (formerly Chemical Mellon Shareholder Services, L.L.C.), as Rights Agent, is hereby amended as follows (this “Amendment”), effective as of the close of business (as defined in the Rights Agreement) on July 18, 2006:
     1. Amendment to Section 1(h). Section 1(h) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“(h) ‘Final Expiration Date’ shall mean July 25, 2016.”
     2. Amendment to Section 3(c). The legend impressed on, printed on or otherwise affixed to the certificates for Common Shares pursuant to Section 3(c) of the Rights Agreement shall read as follows, except that the Company may use up any pre-printed certificates in inventory which bear the prior legend:
“This certificate also evidences and entitles the holder hereof to certain rights as set forth in the Rights Agreement, dated as of April 25, 1996, as amended, between Dana Corporation and The Bank of New York, successor Rights Agent (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Dana Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights shall be evidenced by separate certificates and shall no longer be evidenced by this certificate. Dana Corporation shall mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) may become null and void.”
     3. Exhibits. Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
     4. Rights Agreement Otherwise Unamended. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment, together with the provisions of the Rights Agreement not amended hereby, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, whether written or oral, between the parties hereto regarding the subject matter hereof.

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     5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely within Virginia.
     6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all of such counterparts shall together constitute but one and the same instrument.
     7. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     In witness whereof, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

Dana Corporation		The Bank of New York

By:	/s/ Michael L. DeBacker	By:	/s/ John I. Sivertsen
Name:	Michael L. DeBacker	Name:	John I. Sivertsen
Title:	Vice President, General Counsel	Title:	Vice President
and Secretary

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